Exhibit 99.1
Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: investorrelations@sscinc.com
SS&C Technologies Announces Results for Q3 2008
WINDSOR, CT — December 2, 2008, — SS&C Technologies, Inc.(www.ssctech.com), a global provider of financial services software and software-enabled services, today announced results for the quarter ended September 30, 2008. Revenue on a GAAP basis for the third quarter of 2008 was $71.0 million. This represents a 11.8% increase in revenues over the same period in 2007. Revenue for the first nine months of 2008 was $211.7 million, a 17.8% increase from the same period in 2007. Net income, on a GAAP basis, for the third quarter of 2008, was $4.8 million.
Adjusted operating income (a non-GAAP financial measure defined in note 1 to the attached Consolidated Condensed Financial Information) was $27.2 million for the three months ended September 30, 2008, compared to $23.3 million in the third quarter of the prior year. The adjusted operating income increase was 16.6%. GAAP operating income in the third quarter of 2008 was $15.6 million and includes amortization of $7.5 million and stock based compensation of $2.1 million. Consolidated EBITDA (a non-GAAP financial measure defined in note 2 of the Consolidated Condensed Financial Information) for the third quarter of 2008 was $28.8 million, compared to $25.5 million in the third quarter of 2007. Consolidated EBITDA for the nine months ended September 30, 2008 was $84.9 million compared to $69.7 million for the same period in 2007, a 21.7% increase.
Revenues/Operating Income
“During the course of 2008, SS&C has fared well, despite the impact economic conditions have had on our customers’ businesses. We continue to receive positive feedback about our product suite and service offerings,” noted Bill Stone, Chairman and CEO, SS&C Technologies. “We believe if we focus on delivering world-class service to our customers, they will continue to select us as they launch new investment mandates and upgrade their infrastructures.”
Software-Enabled Services
“Demand for our products and services is most evident in the institutions that are consolidating and driving operating efficiencies. Revenue from our software-enabled services was $43.7 million during the third quarter of 2008, a 17.0% increase over the third quarter of 2007,” added Stone.
Micro Design Services Acquisition
During the fourth quarter, SS&C acquired Micro Design Services (MDS) for $17.8 million in cash and assumed certain liabilities. The company specializes in the design and development of real-time, mission-critical order routing and execution services.

Balance Sheet and Cash Flow
SS&C ended the quarter with $30.3 million cash and $414.6 million in debt for a net debt balance of $384.3 million. We generated net cash from operating activities of $43.1 million for the nine months ended September 30, 2008, which is after paying $10.7 million in income taxes compared to an income tax refund of $1.6 million in 2007. Excluding the effects of income tax, our nine month operating cash increased by 39.5%.
“We will continue to use cash to acquire new businesses, and pay down our debt and deleverage our business. Our consolidated total leverage, as defined in our senior credit facilities is now 3.4 times consolidated EBITDA compared to 6.8 times when we went private,” said Stone.
Earnings Call
SS&C’s Q3 2008 earnings call will take place at 10:00 a.m. eastern time on December 3, 2008. The call will discuss Q3 2008 results. Interested parties may dial 877-680-2259 (US and Canada) or 706-679-6413 (International) and request the “SS&C Third Quarter 2008 Earnings Call”, conference ID #75668588. A replay will be available after 1:00 p.m. eastern time on December 3rd, until midnight on December 10th 2008. To hear the replay, dial 800-642-1687 or 706-645-9291 and enter the access code #75668588.
This press release contains forward-looking statements relating to, among other things, the market’s continued acceptance of the Company’s products and services. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, general economic and industry conditions, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.
About SS&C Technologies
SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost effectively serves clients in the different industry segments, including: 1) insurance entities and pension funds, 2) institutional asset management, 3) hedge funds and family offices, 4) financial institutions, 5) municipal finance, 6) real estate property management, 7) commercial lending and 8) corporate treasury. Additional information is available at www.ssctech.com.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues:
Software licenses	$5,669	$7,159	$18,353	$18,653
Maintenance	16,348	15,666	48,986	45,899
Professional services	5,316	3,338	18,695	12,381
Software-enabled services	43,668	37,320	125,685	102,792

Total revenues	71,001	63,483	211,719	179,725

Cost of revenues:
Software licenses	2,262	2,374	6,868	7,155
Maintenance	6,844	6,412	20,104	19,520
Professional services	3,774	3,290	11,906	10,312
Software-enabled services	23,092	20,293	68,433	57,132

Total cost of revenues	35,972	32,369	107,311	94,119

Gross profit	35,029	31,114	104,408	85,606

Operating expenses:
Selling and marketing	4,761	4,989	14,701	14,272
Research and development	6,597	6,580	20,341	19,617
General and administrative	8,092	5,643	20,689	17,170

Total operating expenses	19,450	17,212	55,731	51,059

Operating income	15,579	13,902	48,677	34,547

Interest expense, net	(10,295)	(11,067)	(31,132)	(33,622)
Other income (expense), net	1,057	(58)	278	522

Income before income taxes	6,341	2,777	17,823	1,447
Provision for income taxes	1,531	556	5,491	458

Net income	$4,810	$2,221	$12,332	$989

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$30,330	$19,175
Accounts receivable, net	46,195	39,546
Deferred income taxes	1,108	1,169
Prepaid expenses and other current assets	7,616	9,585

Total current assets	85,249	69,475

Property and equipment, net	15,268	13,040

Goodwill	844,745	860,690
Intangible and other assets, net	220,364	247,290

Total assets	$1,165,626	$1,190,495

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$2,156	$2,429
Accounts payable	3,462	2,558
Income taxes payable	5,905	3,181
Accrued employee compensation and benefits	11,069	11,668
Other accrued expenses	8,537	10,053
Interest payable	8,029	2,090
Deferred maintenance and other revenue	32,839	29,480

Total current liabilities	71,997	61,459

Long-term debt, net of current portion	412,454	440,580
Other long-term liabilities	10,260	10,216
Deferred income taxes	57,261	65,647

Total liabilities	551,972	577,902

Total stockholder’s equity	613,654	612,593

Total liabilities and stockholder’s equity	$1,165,626	$1,190,495

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	Nine months ended
	September 30,	September 30,
	2008	2007
Cash flow from operating activities:
Net income	$12,332	$989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,292	25,957
Stock compensation expense	5,405	6,513
Foreign exchange gains on debt	—	(768)
Amortization of loan origination costs	1,756	1,728
Equity losses (earnings) on long-term investment	1,039	(63)
Loss on sale or disposal of property and equipment	1	90
Deferred income taxes	(7,433)	(4,037)
Provision for doubtful accounts	703	589
Changes in operating assets and liabilities excluding effects from acquisitions:
Accounts receivable	(8,437)	(8,679)
Prepaid expenses and other assets	(1,004)	(946)
Accounts payable	1,014	(309)
Accrued expenses	4,528	10,915
Income taxes payable	2,892	1,994
Deferred maintenance and other revenues	4,034	6,165

Net cash provided by operating activities	43,122	40,138

Cash flow from investing activities:
Additions to property and equipment	(6,203)	(5,375)
Proceeds from sale of property and equipment	2	6
Cash paid for business acquisitions, net of cash acquired	—	(5,130)

Net cash used in investing activities	(6,201)	(10,499)

Cash flow from financing activities:

Cash received from borrowings	—	5,200
Repayment of debt	(25,050)	(31,067)
Transactions involving SS&C Holdings common stock	12	(8)
Income tax benefit related to exercise of stock options	—	82

Net cash used in financing activities	(25,038)	(25,793)

Effect of exchange rate changes on cash	(728)	626

Net increase in cash and cash equivalents	11,155	$4,472
Cash and cash equivalents, beginning of period	19,175	11,718

Cash and cash equivalents, end of period	$30,330	$16,190

See Notes to Consolidated Condensed Financial Information.

SS&C Technologies, Inc. and Subsidiaries
Notes to Consolidated Condensed Financial Information
Note 1. Reconciliation of Operating Income to Adjusted Operating Income
Adjusted operating income represents operating income adjusted for amortization of acquisition-related intangible assets and purchase accounting adjustments for deferred revenue and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(in thousands)	2008	2007	2008	2007
Operating income	$15,579	$13,902	$48,677	$34,547
Purchase accounting adjustments	(76)	(76)	(224)	(215)
Amortization of intangible assets	7,510	7,526	22,638	22,266
Terminated IPO costs	2,077	—	2,077	—
Stock-based compensation	2,097	1,973	5,405	6,513

Adjusted operating income	$27,187	$23,325	$78,573	$63,111

Note 2. Reconciliation of Net Income to EBITDA and Consolidated EBITDA
EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in November 2005, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA and Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as an alternative to operating income, net income, or cash flows from operating activities. EBITDA and Consolidated EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. The following is a reconciliation between EBITDA and Consolidated EBITDA to net income.

	Three Months	Three Months	Nine Months	Nine Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
(in thousands)	2008	2007	2008	2007	2008
Net income	$4,810	$2,221	$12,332	$989	$17,918
Interest expense, net	10,295	11,067	31,132	33,622	42,034
Income taxes	1,531	556	5,491	458	4,575
Depreciation and amortization	8,568	8,744	26,292	25,957	35,382

EBITDA	$25,204	$22,588	$75,247	$61,026	$99,909
Purchase accounting adjustments	(76)	(76)	(224)	(215)	(305)
Unusual or non-recurring charges	1,134	(21)	2,502	(262)	1,046
Acquired EBITDA and cost savings	—	—	—	135	—
Stock-based compensation	2,097	1,973	5,405	6,513	9,871
Capital-based taxes	165	645	880	1,309	1,292
Other	324	409	1,044	1,194	2,008

Consolidated EBITDA	$28,848	$25,518	$84,854	$69,700	$113,821